Exhibit 5.1

August 11, 2011

Board of Directors

SIFCO Industries, Inc.

970 East 64th Street

Cleveland, Ohio 44103

Gentlemen:

SIFCO Industries, Inc., an Ohio corporation (the “Company”), intends to file with the Securities and Exchange Commission under the Securities Act of 1933, as amended, (the “Act”) a Registration Statement on Form S-8 (the “Registration Statement”) with respect to an additional 350,000 shares (the “Shares”) of the Company’s common stock, par value $1.00 per share (the “Common Stock”), to be issued by the Company under the Company’s 2007 Long-Term Incentive Plan, as amended (the “Plan”). Capitalized terms not defined in this letter have the meanings given to them in the Plan.

You have requested our opinion in connection with the Company’s filing of the Registration Statement. In this connection, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction as being true copies, of all such records of the Company, all such agreements, certificates of officers of the Company and others, and such other documents, certificates and corporate or other records as we have deemed necessary as a basis for the opinions expressed in this letter, including, without limitation, the Company’s Amended and Restated Articles of Incorporation, the Registration Statement and the Plan.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified or photostatic copies.

We have investigated such questions of law for the purpose of rendering the opinions in this letter as we have deemed necessary. We express no opinion in this letter concerning any law other than the laws of the State of Ohio.

The opinions expressed herein assume that there is no change in the facts, circumstances and law in effect on the date of this opinion, particularly, as they relate to corporate authority and the Company’s good standing under Ohio law. We have assumed the Company will remain in good standing as a Ohio corporation at all times when shares of Common Stock are issued pursuant to the Plan.

On the basis of and in reliance on the foregoing, we are of the opinion that the Shares of the Common Stock to be issued pursuant to the Plan, when and if issued in accordance with the terms of the Plan, will be legally issued, fully paid and non-assessable.

The opinion in this letter is rendered only to the Company in connection with the filing of the Registration Statement. We consent to the filing of this letter as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission. The opinion may not be relied upon by the Company for any other purpose. This letter may not be paraphrased, quoted or summarized, nor may it be duplicated or reproduced in part.

Very truly yours,

/s/ Benesch Friedlander Coplan & Aronoff LLP
BENESCH, FRIEDLANDER,
COPLAN & ARONOFF LLP